Appendix 18.2

Macquarie Capital Investment Management LLC
Macquarie Global Infrastructure Total Return Fund Inc.

Code of Ethics
Amended as of November 1, 2014

I.	Persons Subject to the Code of Ethics

This Code of Ethics (the Code) has been adopted by the Directors of Macquarie Capital Investment Management LLC (MCIM) and Macquarie Global Infrastructure Total Return Fund, Inc. (MGU) (together MCIM/MGU) to provide regulations and procedures consistent with the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17j-1, thereunder, as well as other securities law and sound business practices.

The procedures in the Code are designed to prevent Access Persons, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by MGU or any client of MCIM, from:

1.	employing any device, scheme or artifice to defraud MGU or any other client of MCIM;
2.	making any untrue statement of a material fact to MGU or any other client of MCIM or omit to state a material fact necessary in order to make the statements made to MGU or any other client of MCIM, in light of the circumstances under which they are made, not misleading
3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on MGU or any other client of MCIM; or
4.	engaging in any manipulative practice with respect to MGU or any other client of MCIM.

As a practical matter, all of MGU’s Access Persons are also Access Persons of MCIM. Accordingly, the Code, when addressed to Access Persons, applies to Access Persons of MGU and MCIM.13

An Access Person within the meaning of this Code, is a person who has been designated as such by the MCIM Chief Compliance Officer and/or the MGU Chief Compliance Officer or their designee(s) (herein referred to as CCO). Generally, an Access Person is any person defined in the Definitions section that follows as an “Access Person”.

Immediate family members sharing the same household with any MCIM/MGU Access Person are also deemed, by law, to be Access Persons for purposes of this Code. In addition, Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, contain a presumption that, if the investment adviser’s primary business is providing investment advice to Accounts or other advisory clients, then all of its directors, officers and partners are presumed to be Access Persons of any Account advised by the Adviser.

13 This applies to all Access Persons unless notified otherwise. Independent directors of MGU are not Access Persons of MCIM, unless notified otherwise.

II. Fiduciary Duties of Access Persons Under Federal Securities Laws

MCIM Access Persons owe a fiduciary duty to MCIM’s clients and MGU Access Persons owe a fiduciary duty to MGU and its investors. These duties include a duty at all times to place the interests of each entity’s respective clients first. Above all, this means all MCIM Access Persons owe an undivided duty of loyalty to MGU and MCIM’s clients. MGU Access Persons owe this same duty to the people and entities that invest in MGU. Further, MCIM and MGU demand the highest degree of personal and professional integrity and ethical behavior from their Access Persons.

Accordingly, all MCIM Access Persons must conduct themselves in an ethical manner and in such a way as to avoid not only actual conflicts of interest with MCIM’s clients, including MGU, but also the appearance of a conflict that could compromise the trust such clients have placed in MCIM.

All Access Persons must comply fully with all applicable laws, including applicable federal securities laws.

III.	Personal Trading and Reporting

Access Persons should consider trading in stocks, bonds, and closed-end mutual funds for their personal accounts a privilege while working at MCIM.

Failure to comply with MCIM’s pre-clearance, reporting and quarterly certification procedures, as described below, will result in the loss of personal trading privileges and may lead to additional disciplinary action, up to and including termination of employment.

In addition, because MCIM is a wholly-owned subsidiary of Macquarie Group Limited (MGL), an Australian-based investment bank, MCIM Access Persons are subject to MGL’s pre-clearance requirements. Failure to comply with MGL’s pre-clearance requirements will also result in the loss of personal trading privileges and may also lead to additional disciplinary action, up to and including termination of employment.

Please pre-clear trades through MGL first before pre-clearing through MCIM. There is no need to pre-clear through MCIM if MGL declines your pre-clear request since the requested trade is already prohibited.

A.	MGL Pre-Clearance Requirements

The most recent version of MGL’s pre-clearance requirements can be found at the below link. MGL policies are updated from time to time and Access Persons are required to periodically check for these updates: http://macnet.internal.macquarie.com/central/employment/ppc/compliance/staff-trading

How to Pre-Clear

Pre-clearance at the MGL level is provided when trading through Macquarie Equities Limited (MEL), alternatively for staff who do not trade through MEL, you can pre-clear your trades on Macnet through the following link: http://macnet2.macbank/rmd/embargo/staff_self_clearance.asp

B.	MCIM Pre-Clearance Requirements

MCIM’s pre-clearance requirements help to protect Access Persons and MCIM/MGU against the following critical transgressions:

▪	Access Persons taking advantage of opportunities more properly belonging to MCIM clients;
▪	Access Persons violating MCIM’s Code of Ethics requirements as established by the Securities and Exchange Commission (SEC);
▪	Access Persons violating insider trading laws; and
▪	Access Persons engaging in front running.

(1)	When the Duty to Pre-Clear Arises

The requirement to pre-clear arises when the following two conditions are met:

a)	You are the person exercising investment discretion over the trade; and
b)	The security to be traded is not on the “Exempt from Pre-Clearance” list. The “Exempt from Pre-Clearance” list is as follows:
▪	Shares issued by open-end funds, except that closed-end funds, exchange traded funds or any MCIM managed funds are subject to pre-clearance;
▪	Direct obligations to the United States (US Treasury securities);
▪	Macquarie Group Limited Stock Options14;
▪	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments15, including repurchase agreements.

You are not required to pre-clear transactions in any of the securities on the Exempt from Pre- Clearance list, above. Transactions in all other securities must be pre-cleared.

Please note, you must always pre-clear the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placement of securities. Also, you must always pre-clear trades in the shares of any Accounts managed by MCIM.

14 Restrictions for trading in these securities are addressed in MGL’s pre-clearance policies.

15 High quality short-term debt instruments mean any instruments having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

Typically, accounts that contain securities that need to be pre-cleared are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, advise anyone who is not an Access Person (other than clients of MCIM) on trading in any securities that are not on the Exempt from Pre-Clearance list, these transactions may need to be pre-cleared. You must advise the MCIM CCO or designee before rendering this investment advice.

Independent directors of MGU are expressly excluded from the definition of Access Person under Rule 17j-1(d)(2)(ii) for purposes of providing initial or annual reports of their holdings, or quarterly reports of their trading activity in Covered Securities covered by this Code and for pre- clearing their trades, except for the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placements of securities.

(2)	How to Pre-Clear Your Trades with MCIM

To pre-clear at the MCIM level, staff should e-mail a pre-clearance request to the Macquarie Compliance MFG Americas mailbox for approval.

The decision to approve a pre-clearance request lies solely in the discretion of MCIM’s CCO or designee.

As a general matter, the CCO will not grant pre-clearance to Access Persons for trades that involve any equity security that MCIM has, for a client account, traded, paid down, or declined to buy on the day of your pre-clearance request.

The MCIM CCO and MGU CCO are subject to the above requirements as well.

(3)	Investment Personnel Trading Restrictions

Additional to the above pre-clearance requirements, Investment Personnel (who include Portfolio Managers, Portfolio Analysts, Traders and foreign exchange (FX) Traders) may not trade in any equity security:

▪	that MCIM has, for a client account, traded or paid down within the past seven (7) calendar days or on the day of your pre-clearance request;
▪	that the Investment Personnel is considering buying or selling within the next seven (7) calendar days.

Investment Personnel will not be required to receive formal pre-clearance to satisfy this requirement. They must, however, personally ensure and will be subject to compliance monitoring, that their personal trading does not violate the above restrictions.

(4) Buying and Selling Shares in MCIM’s Client Accounts

Because some of MCIM’s Client Accounts are listed and trading on a national securities exchange, they are freely tradable. However, as an Access Person has access to material, non-public information regarding such Client Accounts, trading in these Client Accounts is severely limited. The CCO will make a determination on such trading on a case by case basis.

(5)	Your Trading Window

MCIM pre-clearance is valid for the day of request only and shall be deemed to expire at the close of regular trading on the principal trading market for the security involved. Any unfilled or partially filled orders will require MCIM pre-clearance on each subsequent day that the order remains open.

(6)	Minimum Holding Period Applies For Purchased Securities

There is a minimum holding period of fourteen calendar days before you sell any securities of an issuer whose securities you just purchased.

2.C. MCIM Access Person Reporting and Certifications

(1)	New Access Persons

When an employee is identified as an Access Person by MCIM’s or MGU’s CCO, the Access Persons must submit to MCIM’s or MGU’s CCO, as applicable, within ten (10) calendar days of being advised of the Access Person designation, an initial holdings report that lists all Reportable Securities (as defined in the Definitions section that follows). The information in this report cannot be more than forty-five (45) days old.

If the Access Person, as a part of his or her employment compensation with MGL or any of its subsidiaries or affiliates, received MGL options, the holding of these options is not reportable; however, once these options are exercised, they are reportable in the Access Person’s quarterly transaction reports, as discussed in Paragraph C.(2) below.

Typically, accounts that contain Reportable Securities and/or Covered Securities are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, are advising one or more persons or entities who are not themselves Access Persons (other than MCIM clients) on their securities trading or have control of such account(s), please advise the MCIM CCO or designee at the time you start advising as such. These accounts may be subject to pre- clearance and reporting obligations as well.

The holdings report must include the following information for every reportable security that the Access Person has a direct or indirect beneficial ownership interest in:

▪	title, type of security;
▪	as applicable, exchange ticker or CUSIP, number of shares, and principal amount;
▪	the name of any broker, dealer or bank with which the Access Person holds an account in which any reportable securities are held for the Access Person’s direct or indirect benefit; and
▪	the date the report is submitted.

As noted on the first page of the Code of Ethics, immediate family members sharing the same household with an Access Person are themselves deemed to be Access Persons under federal securities law. As such, their holdings reports, as described in this section, must also be provided to MCIM.

The CCO will provide any Access Person whose financial institution(s) do not produce adequate holdings reports with an excel spreadsheet that is formatted to facilitate compliance with this requirement.

(2)	Ongoing Quarterly Transactions Reporting

The SEC requires MCIM to collect from its Access Persons on a calendar quarterly basis reports that reflect all transactions that took place during the prior quarter:

▪	in reportable securities beneficially owned, directly or indirectly, by its Access Persons; and/or
▪	over which the Access Person had control.

MCIM/MGU’s Boards require Access Persons submit quarterly reports regarding transactions in all Reportable Securities and Covered Securities (Access Persons who are MGU Access Persons only, only have to report transactions in Covered Securities), as these terms are defined in the Definitions section that follows. This enables the CCO to survey for improper trades and other trades that could create the perception of any improprieties. The CCO will review all quarterly reports promptly upon receipt to ensure that all Access Persons are in compliance with this section of the Code.

These reports must be submitted within thirty (30) days after each calendar quarter end. Each transaction report must contain the following information, where applicable:

▪	The date of the transaction;
▪	The security description, and as applicable, the exchange ticker or CUSIP number;
▪	Number of shares or par value;
▪	Principal amount of the securities;
▪	Whether the transaction was a purchase or sale or any other type of acquisition/disposition;
▪	The price at which the transaction was effected;
▪	Interest rate and maturity rate;
▪	The name of the broker, dealer or bank with or through which the transaction was effected; and
▪	The date the report is submitted.

If the Access Person has directed all financial institutions where he or she has accounts that hold Covered Securities and/or Reportable Securities to send copies of his or her account statements and trade activity to MGL, or the Access Person is only trading Covered Securities and/or Reportable Securities through MEL, the Access Person does not have to submit a quarterly transaction report to the CCO as long as MGL receives the trade activity and account statements within thirty (30) days of the end of the quarter in which the trades were executed. For Access

Persons trading Covered Securities through MEL, MCIM may request their account activity directly from MEL.

(3) Initial and Quarterly Certifications

The MCIM or MGU CCO or his/her designee will make available to new Access Persons the necessary documentation to enable Access Persons:

▪	to certify their understanding and their willingness to comply with MCIM’s and MGU’s compliance programs, as applicable; and
▪	to confirm that the personal securities holdings information that they have provided is complete and accurate.

The relevant CCO or his/her designee will require each Access Person to confirm that the transactions effected during the period were in accordance with this Code and that the information reported is complete and accurate. This confirmation will also include a certification for each Access Person to sign with respect to compliance with MCIM’s Gift and Entertainment Policy as set out below.

(4) Annual Reporting

Every Access Person must submit an updated holdings report (Annual Report) by February 15th of each calendar year. The information in that report cannot be more than forty (45) days old. MCIM’s or MGU’s CCO, as applicable, will notify all Access Persons to submit an Annual Report.

In addition, on an annual basis, the MCIM CCO will require each Access Person to certify that they have complied with the terms of this Code and the MCIM Compliance Manual.

IV.	Gifts and Entertainment16

Generally, Access Persons may not give or receive any gifts in connection with any business of MCIM because it may appear improper or raise a potential conflict of interest. However, gifts of strictly nominal value (US$100 or less) are allowed, but at no time may an Access Person accept cash. This includes normal and customary business entertainment, the cost of which would be paid for by MCIM as a reasonable expense if not paid for by the other party. While “nominal value” is susceptible to interpretation, a gift or entertainment is not acceptable if an independent third party may believe that the Access Person would be influenced by receiving such gift or entertainment in conducting business. Gifts of an extraordinary or extravagant nature to an Access Person should be declined or returned in order to avoid compromising the reputation of the Access Person or MCIM.

Broker-dealers that are NYSE and/or FINRA members are restricted from giving gifts in excess of US$100 when the gift is in relation to the business of the recipient’s employer.

16 This section does not apply to MGU’s Independent Directors.

When an access person gives or receives a gift or entertainment, he/she must notify MCIM’s CCO and provide MCIM’s CCO with the following:

•	date of the gift/entertainment;

•	the giver and recipient of the gift/entertainment;

•	type of gift/entertainment;

•	approximate value of the gift/entertainment;

•	a description of the gift/entertainment;

•	the nature and duration of the relationship between the giver and recipient; and

•	documentation supporting the value of the gift/entertainment.

The access person may email this information to MCIM’s CCO at the following email address: Macquarie Compliance MFG Americas Mailbox.

MCIM’s CCO will maintain a log with the above information to track all gifts and entertainment. Access Persons must comply with the MGL Dealing with Public Officials’ policy.

If you have any questions about the propriety of a gift you may be offered or may wish to offer to another or any other arrangement, please consult MCIM’s CCO.

V.	Service on a Board of Directors

An Access Person may serve on the Board of Directors of a publicly traded company (the “Board”) only if:

1.	The CCO determines that serving on the Board would be consistent with the interests of MCIM and MGU and its investors;
2.	Appropriate “Chinese wall” procedures are established; and
3.	The CCO provides written authorization that the Access Person can serve on the Board.

COMPLIANCE and SANCTIONS

If you become aware of or suspect any violations of this Code, you must report them to the MCIM or MGU CCO as soon as practicable. Reports may be made anonymously. MCIM has zero tolerance for reprisals against employees making reports, in good faith, of perceived wrongdoing.

The CCO shall review the records obtained pursuant to this Code to ensure that all MCIM and MGU Access Persons are complying with its provisions. All records shall be maintained in accordance with Rules 204-2 under the Investment Advisers Act of 1940 and 17j-1(f) under the 1940 Act, as further described in MCIM’s and MGU’s compliance manuals.

MCIM and/or MGU may, as they deem appropriate, impose sanctions, including, inter alia, a fine, letter of censure, revoking personal securities trading privileges, suspension or termination of employment of any Access Person who violates any provision of this Code.

DEFINITIONS

For Purposes of this Code of Ethics:

1)	“Access Person” means:

a)	any director, partner, officer, Advisory Person or employee of MCIM and/or MGU; and/or
b)	Any person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of MGU or any other of MCIM’s clients; and/or
c)	Any person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

2)	“Advisory Person” means any director, officer, general partner or employee of MCIM and/or MGU who, in connection with his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of Covered Securities by MGU or any other MCIM client, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and any natural person in a control relationship to MGU or MCIM who obtains information concerning recommendations made to MGU or any other of MCIM’s clients with regard to the purchase or sale of Covered Securities by MGU or any other of MCIM’s clients.

3)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan

4)	“Beneficial Ownership Interest” means any direct or indirect interest in the name of the MCIM and/or MGU employee as well as any direct or indirect interest in the name of the MCIM and/or MGU employee’s spouse, child, all persons residing with or financially dependent upon the MCIM and/or MGU employee, any person to whom the MCIM and/or MGU employee contributes material financial support and any account over which the MCIM and/or MGU employee exercises control.

5)	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

6)	“Covered Security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

a) Direct obligations of the Government of the United States;

b) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

c) Shares issued by open-end Accounts.

7)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

8)	“Account” means an investment company registered under the 1940 Act.

9)	“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

10)	“Investment Personnel” means any employee of MCIM and/or MGU (or of any company in a control relationship to MCIM and/or MGU) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by MCIM and/or MGU; or any person who controls MCIM and/or MGU and who obtains information concerning recommendations made to MCIM and/or MGU regarding the purchase or sale of securities by MGU.

11)	“Limited Offering” or “Private Placement” means an offering of securities that is exempt from registration under the 1933 Act pursuant to section 4(2) or 4(6) or pursuant to rule 504, 505, or 506 under the 1933 Act.

12)	“MCIM Client Accounts” means any account to which MCIM acts as an investment adviser or a sub-investment adviser.

13)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

14)	“Reportable Account” means (i) any Account for which MCIM serves as an investment adviser, including MGU; and/or (ii) any Account whose investment adviser or principal underwriter controls, is controlled by, or is under common control with MCIM.

15)	“Reportable Security” means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

a) Direct obligations of the Government of the United States;
b) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
c) Shares issued by money market funds;
d) Shares issued by open-end funds other than reportable funds; and
e) Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are reportable funds.

16)	“Security Held or to be Acquired” by a Account means:

(i) Any Covered Security which, within the most recent 15 days:

(1) Is or has been held by the Account; or

(2) Is being or has been considered by the Account or its investment adviser for purchase by the Account; and

(ii) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above in 12(i).

18 Access Persons of MGU only must report Covered Securities only.